Exhibit 10.4

EMPLOYMENT AGREEMENT

THIS AGREEMENT is entered into as of May 17th, 2009 by and between SolarEdge Technologies Ltd. (the “Company”) and Zvi Lando Israeli ID No. 12347175 of Maale Doron 25, Modiin (the “Employee”).

WHEREAS:

The Company desires to employ the Employee in the position of Global Vice President of Sales (the “Position”) and the Employee desires to enter into such employment, on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the respective agreements of the parties contained herein, the parties agree as follows:

1.                                      Employment

(a)                                 The Employee shall be employed by the Company in the Position commencing as of May 17th, 2009 (the “Commencement Date”).  The Employee shall be under the direct supervision of and comply with the directives of CEO of the Company (the “Supervisor”).  The Employee shall perform the duties, undertake the responsibilities and exercise the authority as determined from time to time by the Supervisor and as customarily performed, undertaken and exercised by persons situated in a similar capacity.  The Employee’s duties and responsibilities hereunder may also include other services performed for subsidiaries and affiliates of the Company

(b)                                 During the course of his employment with the Company, the Employee shall honestly, diligently, skillfully and faithfully serve the Company.  The Employee undertakes to devote all his efforts and the best of his qualifications and skills to promoting the business and affairs of the Company, and further undertakes to loyally and fully comply with the decisions of the Board of Directors as delivered to him by the Supervisor.  The Employee shall at all times act in a manner suitable of his position and status in the Company.

(c)                                  The Employee undertakes to promptly notify the Company regarding any matter or subject in respect of which he has a personal interest and/or which might create a conflict of interest with his position in the Company.

(d)                                 The Employee agrees to devote total attention and full time to the business and affairs of the Company as required to discharge the responsibilities assigned to the Employee hereunder.  During the term of this Agreement the Employee shall not be engaged in any other employment nor directly or indirectly engage in any other business activities in any capacity for any other person, firm or company whether or not for consideration, without the express prior written consent of the Company.

(e)                                  The Employee shall be employed on a full-time basis, and the Employee’s duties shall require the Employee, when requested, to work during nights, days of rest and holidays.  The Employee acknowledges that the Employee’s position is one of management and/or special trust that does not enable the Company to supervise the Employee’s hours of work and rest, and accordingly the Employee shall not be entitled to and hereby irrevocably waives any claim for any overtime payment under the Law of Work Hours and Rest - 1951, which shall not apply to this Agreement.

(f)                                   The Employee hereby represents and undertakes to the Company all of the following:

(i)                                     All information supplied on the Employee’s employment application or resume is true and complete.

(ii)                                  There are no other undertakings or agreements preventing the Employee from making the commitments described herein and performing his obligations under this Agreement.

(iii)                               To the best of the Employee’s knowledge, the Employee is not currently, nor will by entering into this agreement be deemed to be, in breach of any of the Employee’s obligations towards any former employer, including without limitation, any non-competition or confidentiality undertakings.

(iv)                              In carrying out the Employee’s duties under this agreement, the Employee shall not make any representations or make any commitments on behalf of the Company, except as expressly and in advance authorized so to do by virtue of the Position.

(v)                                 The Employee acknowledges and agrees that the Company is entitled to conduct inspections within the Company’s offices and on the Company’s computers, including inspections of electronic mail transmissions, Internet usage and inspections of their content.  For the avoidance of any doubt, it is hereby clarified that any such examination’s findings shall be the Company’s sole property.  The Employee acknowledges and agrees that any messages and data sent from, received by, or stored in or upon the Company’s computers and communications systems are the sole property of the Company, regardless of the form and/or content of these messages and data.  The Employee should not consider messages and data sent from, received by, or stored in or upon the Company’s computer and communications systems to be private and should not send, receive, or store sensitive personal or private information using these systems.  The Employee is deemed to have consented to any reasonable use, transfer and disclosure of all messages and data contained or sent via the Company’s computer and communications systems, including electronic mail.  The Employee shall fully comply with the Company’s policies regarding computer and network, as may be in effect from time to time, as set forth on the Company’s intranet.

(vi)                              The Employee grants consent to the Company and its affiliates, and its/their employees, wherever they may be located, to utilize and process the Employee’s personal information, including data collected by the Company for purposes related to the Employee’s employment.  This may include transfer of the Employee’s personnel records outside of Israel and further transfers thereafter.  All personnel records are considered confidential and access will be limited and restricted to individuals with need to know or process that information for purposes relating to your employment only, such as management teams and human resource personnel.  The Company may share personnel records as needed solely for such purposes with third parties assisting human resources administration.

2.                                      Salary

(a)                                 The Company agrees to pay or cause to be paid to the Employee during the term of this Agreement a gross salary of NIS 37,000 (Thirty Seven Thousand New Israeli Shekels) per month (the “Salary”).  The Salary shall be payable monthly in arrears.

In addition, you will be entitled to a quarterly bonus in the amount of NIS 28,000 (Thirty One thousand and Two hundred New Israeli Shekels) (“Quarterly Bonus”) effective from Commencement date till the Company shall have in place a Sales Bonus Plan, at that time the Quarterly Bonus shall be substituted by your Sales Bonus as mutually agreed between the Employee and the Company.

The Salary includes payment for the Employee’s transportation costs.

(b)                                 The Salary will be paid no later than the 9th day of each month, one month in arrears, after deduction of any and all taxes and charges applicable to Employee as may be in effect or which may hereafter be enacted or required by law.  Employee shall notify the Company of any change which may affect Employee’s tax liability.

3.                                      Employee Benefits

(a)                                 The Employee shall be entitled to the following benefits:

(i)                                     Pension Plan.  The Company will pay to (unless agreed otherwise by the parties) an insurance company or a pension fund, for the Employee, an amount equal to 13.33% of each monthly payment of the Salary, 8.33% of which shall be allocated to a fund for severance pay, and 5% shall be allocated to a provident fund, manager’s insurance policy or pension plan (Tagmulim).  In addition, the Company will deduct an amount equal to 5% of the Employee’s Salary, which shall constitute the Employee’s contribution to the Tagmulim premium for the provident fund, manager’s insurance policy or pension plan.

The Company will also contribute up to 2.5% of the Salary for disability insurance, provided that such insurance is available for the Employee.

The Employee hereby agrees and acknowledges that all of the payments that the Company shall make to the abovementioned manager’s insurance policy and/or pension fund shall be instead of any severance pay to which the Employee or Employee’s successors shall be entitled to receive from the Company with respect to the salary from which these payments were made and the period during which they were made (the “Termination Salary”), in accordance with Section 14 of the Severance Pay Law 5723-1963 (the “Law”).  The parties hereby adopt the General Approval of the Minister of Labor and Welfare, published in the Official Publications Gazette No. 4659 on June 30, 1998, attached hereto as Exhibit B.  The Company hereby waives in advance any claim it has or may have to be refunded any of the payments made to the manager’s insurance policy and/or the pension fund, unless (1) the Employee’s right to severance pay is invalidated by a court ruling on the basis of Sections 16 or 17 of the Law (and in such case only to the extent it is invalidated), or (2) the Employee withdrew funds from the manager’s insurance policy for reasons other than an “Entitling Event”.  An “Entitling Event” means death, disability or retirement at the age of 60 or more.

(ii)                                  Sick Leave.  The Employee will be entitled to sick leave as provided by law.  Any payment from the disability insurance will be on account of sick leave payment.

(iii)                               Annual Recreation Allowance (Dme’i Havra’a).  The Employee shall be entitled to annual recreation allowance, according to the applicable directive.

(iv)                              Vacation.  The Employee shall be entitled to an annual vacation of 22 working days at full pay (based upon a full time position).  A “working day” shall mean Sunday to Thursday inclusive.  The dates of vacation will be coordinated between the Employee and the Company.  Subject to the provision of due and reasonable prior notice, the Company may require the Employee to take vacation leave in accordance with applicable law.  Subject to applicable law, the Employee may accrue vacation time of up to 60 working days.

(v)                                 Educational Fund (Keren Hishtalmut).  The Company will contribute to a recognized educational fund an amount equal to 7.5% of each monthly Salary up to the limit recognized for tax purposes.  The Company will also deduct from Employee’s monthly Salary and contribute to such education fund an additional amount equal to 2.5% of each such month’s Salary up to the limit recognized for tax purposes.

(vi)                              In addition, the Employee may be eligible to participate in bonus programs, as may be implemented from time to time by the Company at is sole and absolute discretion.  To avoid doubt, no disbursements shall be made to any provident fund / pension fund / manager’s insurance policy or education fund with respect to any bonus payments, and bonus payments shall not be deemed a portion of the Employee’s Salary for any purpose, including without limitation, when calculating the Employee’s entitlement to severance pay or other amounts payable upon termination of the Employee’s employment.

(vii)                           Motor Vehicle.  The Employee shall be entitled to participate in the Company’s motor vehicle program and receive a motor vehicle from Company’s vehicle pool, which shall be leased or rented by the Company for use by the Employee in accordance with Company policy, as established from time to time during the period of his employment with the Company.  The employee shall execute the Company’s “Employee Car Agreement” prior to receiving the motor vehicle.  Furthermore, the Employee shall execute a new “Employee Car Agreement” upon the lease of each new or replacement motor vehicle for the Employee, as requested by the Company.  To avoid doubt, the Employee shall not be entitled to use a Company car during unpaid leaves or absences from the Company, including maternity leave, and the Employee shall return the Company car for the duration of any such period.  For the avoidance of doubt, absence from the Company shall not be deemed to include vacation days, sick leave, military reserve duty and/or business travel on behalf of the company.

(b)                                 Unless specified to the contrary herein, all payments and contributions of the Company under this Agreement shall be limited to the highest deductible amount recognized by the tax authorities.

(c)                                  During any period of the Employee’s military reserve service, the Company shall pay the Salary and all other social benefits due to the Employee hereunder.  National Insurance

Institute payments in connection with such military reserve duty shall be retained by the Company.

(d)                                 Options.  Subject to the approval of the Board of Directors of the parent of the Company, SolarEdge Technologies Inc. (the “Parent”), and the execution of an Option Agreement between the Employee and the Parent, the Employee shall be granted options to purchase up to 480,000 shares of Common Stock of the Parent, in accordance with the terms of the SolarEdge Technologies Inc. 2007 Global Incentive Plan (the “Plan”), at an exercise price per share as will be determined by the Parent (the “Options”).  25% of the Options shall vest on the first anniversary of the Commencement Date; the remainder shall vest over a period of 36 months in equal monthly increments, provided that on each such vesting date the Agreement is still in effect.  Notwithstanding, and subject to the terms of the Plan, in the event of Transaction (as such term is defined in the Plan) in which the Options are assumed or substituted by the Successor Company (as such term is defined in the Plan), and the employee’s employment with the Successor Company is terminated without Cause (as such term is defined in the Plan), within twelve (12) months from the date of Transaction, then all outstanding Options held by Employee at the date of termination of employment will effective as of such date immediately accelerate and become fully exercisable by Employee.

4.                                      Expenses

The Employee shall be entitled to receive prompt reimbursement of all direct expenses reasonably incurred by him in connection with the performance of his duties hereunder provided that written receipts are produced for the same and approved by the Company.

5.                                      Term and Termination

(a)                                 The term of employment under this Agreement will begin as of the Commencement Date and will continue unless either party gives the other prior written notice of termination of this Agreement, in which case this Agreement shall terminate effective as of the later of (a) 60 days after the day of notice or the (b) the date as the effective date of termination of employment specified in such notice after the giving of such notice.

Notwithstanding the foregoing, the first three (3) months of employment under this Agreement shall be deemed a trial period, during which the Company may terminate this Agreement in accordance with applicable law.

In addition, the Company shall have the right to terminate this Agreement at any time by written notice in the event of Cause (as defined below).  In such event, this Agreement and the employment relationship shall be deemed effectively terminated as of the time of delivery of such notice.

The term “Cause” shall mean (a) Employee’s conviction of a crime of moral turpitude, (b) a material breach of the Employee’s fiduciary duties towards the Company or its parent company, including theft, embezzlement, or self-dealing, (b) engagement in competing activities, or a material breach of the Employee’s confidentiality and non-disclosure Obligations towards the Company or its parent company; (c) a material breach of this Agreement by the Employee which is not cured (if curable) within seven (7) days after receipt of written notice thereof; or (d)

any other circumstances under which severance pay (or part of them) may be denied from the Employee upon termination of employment under the applicable Israeli law.

(b)                                 In the event that the Company terminates the Employee’s employment at its discretion after providing advance written notice to the Employee under sub-section (a) above, then during such period, the Employee shall be entitled to compensation pursuant to Sections 2 and 3 hereof (or their cash equivalent).

(c)                                  In any event of the termination of this Agreement, the Employee shall immediately return all Company property, equipment, materials and documents and the Employee shall cooperate with the Company and use the Employee’s best efforts to assist with the integration into the Company’s organization of the person or persons who will assume the Employee’s responsibilities.  At the option of the Company, the Employee shall during such period either continue with his duties or remain absent from the premises of the Company.  Under no circumstances will the Employee have a lien over any property provided by or belonging to the Company.

(d)                                 Notwithstanding anything contained herein to the contrary notwithstanding, the Company at its sole discretion shall have the right to terminate the employment relationship with immediate effect or prior to the end of the notice period set forth in subsection (a) above and pay the Employee in lieu of advance notice or the remainder thereof in accordance with applicable law.

6.                                      Confidentiality; Proprietary Rights

The Employee has executed and agrees to be bound by the provisions governing confidentiality, proprietary rights and non-competition contained in Exhibit A to this Agreement, which provisions will survive termination of this Agreement for any reason.

7.                                      Successors and Assigns

(a)                                 This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and assigns.

(b)                                 Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Employee, his beneficiaries or legal representatives, except by will or by the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by the Employee’s legal personal representative.

8.                                      Notice

For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be deemed to have been duly given when personally delivered or sent by registered mail, postage prepaid, addressed to the respective addresses set forth below or last given by each party to the other.  All notices and communications shall be deemed to have been received on the date of delivery thereof, except that notice of change of address shall be effective only upon receipt.

The initial addresses of the parties for purposes of this Agreement shall be as follows:

The Company:

The Employee:	At his address in the preamble.

9.                                      Prevention of Sexual Harassment

The Company sees violations of the Law for Prevention of Sexual Harassment (the “Law”) in a severe light.  The Employee acknowledges being informed of the Company’s policy regarding sexual harassment, including the existence of Company guidelines for the prevention of sexual harassment that may be received at any time from the employee in charge of enforcing the Law in the Company.

10.                               Miscellaneous

No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Employee and the Company.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made either party which are not expressly set forth in this Agreement.  This Agreement shall not be modified or otherwise affected by unwritten “customs” under Israeli employment law, or other terms effective for other employees of the Company.

11.                               Governing Law

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Israel.

12.                               Severability

In the event that any provision of this Agreement is held invalid or unenforceable in any circumstances by a court of competent jurisdiction, the remainder of this Agreement, and the application of such provision in any other circumstances, shall not be affected thereby, and the unenforceable provision enforced to the maximum extent permissible under law, or otherwise shall be replaced by an enforceable provision that most nearly approximates the intent of the unenforceable provision.

13.                               Entire Agreement

(a)                                 This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof.

(b)                                 This Agreement and its annexes and exhibits constitute notice to the Employee pursuant to the Notice to Employee (Employment Terms) Law — 2002.

[Remainder of Page Left Intentionally Blank]

IN WITNESS WHEREOF:

SolarEdge Technologies Ltd.

By:	/s/ Guy Sella	/s/ Zvi Lando

Name:	Guy Sella	Zvi Lando

Title:	CEO

Dated:	May 17, 2009

Dated: May 15, 2009

EXHIBIT A

SOLAREDGE TECHNOLOGIES LTD.
EMPLOYEE PROPRIETARY
INFORMATION AND NON-COMPETITION AGREEMENT

In consideration and as a condition of my employment, by SolarEdge Technologies Ltd. and/or by companies which it owns, controls, or by which it is owned or controlled, or with which it is affiliated, or their successors in business (the “Company”), and the compensation paid therefor:

1.                                      Confidentiality.

Except as the Company may otherwise consent in writing, I agree to keep confidential and not disclose or make any use of, except for the benefit of the Company, at any time either during or subsequent to my employment by the Company, any trade secrets or confidential or proprietary information of the Company, including without limitation knowledge, data, or other information relating to products, processes, know-how, techniques, designs, formulae, test data, costs, customer lists, employees, business plans, marketing plans and strategies, pricing, or other subject matter pertaining to any past, existing or contemplated business of the Company or any of its employees, clients, customers, consultants, agents, licensees, or affiliates, which 1 may produce, obtain or otherwise acquire during the course of or in connection with my employment (“Company Confidential Information”) or otherwise relating to the business, products, software, technologies, techniques, processes, services, or research and development of the Company.  I further agree not to deliver, reproduce, or in any way allow any Company Confidential Information or any documentation relating thereto to be delivered or used by any third parties without specific direction or consent of the Company.

In the event of termination of my employment with the Company for any reason whatsoever, I agree to promptly surrender and deliver to the Company all copies of records, materials, equipment, drawings, documents, and data of any nature pertaining to Company or obtained in connection with my employment with the Company.

2.                                      Assignment of Inventions.

As used in this Agreement, “Invention” shall include but not be limited to ideas, improvements, designs, discoveries, developments and works of authorship or artistry (including without limitation software, integrated circuit, printed circuit board or computer design, and documentation).  I hereby assign and transfer to the Company my entire right, title, and interest in and to all Inventions, whether or not protectable by patent, trademark, copyright, or mask work right, and whether or not used by the Company, which are reduced to practice, made or conceived by me (solely or jointly with others) during the period of or in connection with my employment with the Company, or otherwise relating in any manner to the business, products, technologies, techniques, processes, services, or research and development of the Company.  I agree that all such Inventions shall belong exclusively to the Company.

3.                                      Disclosure of Inventions, Assignment and Execution of Documents.

I agree to disclose each Invention promptly in writing to the Board of Directors and the Chief Executive Officer of the Company, in order to permit the Company to determine rights to which it may be entitled under this Agreement.  I hereby assign any Invention required to be assigned by Section 2 above (“Assignable Invention”).  I agree that Assignable Inventions shall be and remain the sole and exclusive property of the Company or its nominee, whether or not used by the Company or protected by patent, trademark, copyright, mask work right or trade secrecy.  I agree to preserve any Assignable Invention as Company Confidential Information.

I agree to assist the Company, upon request and at its expense, during and after my employment in every reasonable way, to obtain for its own benefit patents, trademarks, copyrights, mask work rights or other proprietary rights for Assignable Inventions in any and all countries.  I agree to execute such papers and perform such lawful acts as the Company deems to be necessary to allow it to exercise all rights, title and interest in such patents, trademarks copyrights, and mask work rights, including executing, acknowledging, and/or delivering to the Company upon request and at its expense, applications.

In the event the Company is unable to secure my signature on any document needed to apply for or prosecute any patent, copyright, or other right or protection relating to an Invention.  I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney-in-fact to act for and on my behalf to execute, verify and file any such document and to do all other lawfully permitted acts to further the prosecution thereon with the same legal force and effect as if executed by me.

Section 2 above will not apply with respect to inventions, if any, patented or unpatented, which I made prior to the commencement of my engagement with the Company (“Prior Inventions”).  If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicenses) to make, have made, modify, use and sell such Prior Invention.  Notwithstanding the foregoing, I agree that: (i) I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions without the Company’s prior written consent, (ii) my failure to obtain such prior consent shall not affect the grant of the license relating to the Prior Inventions as specified in this Section 3.

4.                                      Maintenance of Records.

I agree to keep and maintain adequate and current written records of all Inventions made by me as provided in Section 2 above (in the form of notes, sketches, drawings, and as may be specified by the Company) which records shall be available to and remain the sole property of the Company at all times.

5.                                      Competitive Activity

(a)                                 Non-Solicitation.  During my employment with the Company and for a period of twelve (12) months from the date of termination of my employment for any reason (the “Termination Date”) I will not contact or provide any assistance to any other person or organization which seeks to contact any of the Company’s employees, consultants, service providers, customers, licensors, suppliers, distributors, agents or contractors of whatever nature for the purpose of soliciting, inducing or attempting to induce any of the aforesaid to terminate their relationship with the Company.

(b)                                 Non-Competition.  During the term of my employment and for a period of twelve (12) months from the Termination Date, I will not directly or indirectly, compete with the Company, including without limitation:

(i)                                     carry on or hold an interest in any company, venture, entity or other business (other than a minority interest in a publicly traded company) which competes with the business, products or services of the Company (or, if applicable its parent company or any of its or the Company’s subsidiaries), including those products or services contemplated in a plan adopted by the Board of Directors of the Company (or, if applicable its parent company or any of its or the Company’s subsidiaries) (“a competing business”) (including, without limitation, as a shareholder); or

(ii)                                  act as a consultant or employee or officer or in any managerial capacity in a competing business, or supply in competition with the Company (or, if applicable its parent company or any of its or the Company’s subsidiaries) restricted services (defined below) to any person who, to his knowledge, was provided with services by the Company (or, if applicable its parent company or any of its or the Company’s subsidiaries) any time during the twelve (12) months immediately prior to the Termination Date; or

(iii)                               solicit, canvass or approach or endeavor to solicit, canvass or approach any person who, to his knowledge, was provided with services by the Company (or, if applicable its parent company or any of its or the Company’s subsidiaries) at any time during the twelve (12) months immediately prior to the Termination Date, for the purpose of offering services or products which compete with the services or products supplied by the Company (or, if applicable its parent company or any of its or the Company’s subsidiaries) at the Termination Date (“restricted services”).

6.                                      No Conflicting Employee Obligations.

I am not a party to or bound by any employment agreement, agreement not to compete, or other contract that would prohibit my employment with the Company or that would conflict with my obligation to use my best efforts to promote the interests of the Company, or that would conflict with the business conducted and/or proposed to be conducted by the Company.

7.                                      Third Party Confidential information.

I will not disclose or make available to the Company or use or induce the Company to use any trade secret, confidential or proprietary information or material belonging to any previous employer or other person.  I represent that my performance of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence any information, knowledge or data acquired by me in confidence or in trust prior to my employment with the Company.  I agree not to enter into any agreement either written or oral in conflict herewith.

8.                                      Modification.

This Agreement may not be supplemented, modified, released, discharged, abandoned, or otherwise amended, in whole or in part, except by an instrument in writing, signed by me and an officer of the Company.  I agree that any subsequent change or changes in my duties, salary, or compensation shall not affect the validity or scope of this Agreement.  I further agree that either the Company or I can terminate my employment at any time and for any reason and nothing in this Agreement changes or restricts that right.

9.                                      Entire Agreement.

I acknowledge receipt of this Agreement as part of my Employment Agreement with the Company, and agree that with respect to the subject matter hereof, it is my entire agreement with the Company, superseding any previous oral or written communications, representations, understandings, or agreements with the Company or any officer or representative thereof.

10.                               Severability.

In the event that any paragraph or provision of this Agreement shall be held to be illegal or unenforceable, such paragraph or provision shall be severed from this Agreement, and the entire Agreement shall not fail on account thereof but shall otherwise remain in full force and effect, and shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

11.                               Successors and Assigns.

This Agreement shall be binding upon my heirs, executors, administrators, or other legal representatives and is for the benefit of the Company, its affiliates, successors and assigns.

12.                               Governing Law.

This Agreement shall be governed by the laws of the State of Israel.

/s/ Zvi Lando
Employee’s Signature

May 17, 2009
Date

EXHIBIT B

General Order and Confirmation Regarding Payments of Employers to Pension Funds and Insurance Funds instead of Severance Pay

Pursuant to the power granted to me under section 14 of the Severance Pay Law 5723-1963 (“Law”) I hereby confirm that payments paid by an employer, commencing the date hereof, to an employee’s comprehensive pension fund into a provident fund which is not an insurance fund, as defined in the Income Tax Regulations (Registration and Management Rules of a Provident Fund) 5724-1964 (“Pension Fund”), or to a Manager’s Insurance Fund that includes the possibility of an allowance or a combination of payments to an Allowance Plan and to a plan which is not an Allowance Plan in an Insurance Fund (“Insurance Fund”), including payments which the employer paid by combination of payments to a Pension Fund and to an Insurance Fund whether there exists a possibility in the Insurance Fund to an allowance plan (“Employer Payments”), will replace the severance pay that the employee is entitled to for the salary and period of which the payments were paid (“Exempt Wages”) if the following conditions are satisfied:

(1)                                 Employer Payments —

(A)                               for Pension Funds are not less than 14.33 % of the Exempt Wages or 12% of the Exempt Wages, if the employer pays for his employee an additional payment on behalf of the severance pay completion for a providence fund or Insurance Fund at the rate of 2.33% of the Exempt Wages.  If an employer does not pay the additional 2.33% on top of the 12%, then the payment will constitute only 72% of the Severance Pay.

(B)                               to the Insurance Fund are not less that one of the following:

(1)                                 13.33% of the Exempt Wages if the employer pays the employee additional payments to insure his monthly income in case of work disability, in a plan approved by the Supervisor of the Capital Market, Insurance and Savings in the Finance Ministry, at the lower of, a rate required to insure 75% of the Exempt Wages or 2.5% of the Exempt Wages (“Disability Payment”).

(2)                                 11% of the Exempt Wages if the employer pays an additional Disability Payment and in this case the Employer Payments will constitute only 72% of the employee’s severance pay; if, in addition to the abovementioned sum, the employer pays 2.33% of the Exempt Wages for the purpose of Severance Pay completion to providence fund or Insurance Funds, the Employer Payments will constitute 100% of the severance pay.

(2)                                 A written agreement must be made between the employer and employee no later than 3 months after the commencement of the Employer Payments that include —

(A)                               the agreement of the employee to the arrangement pursuant to this confirmation which details the Employer Payments and the name of the Pension Fund or Insurance Fund; this agreement must include a copy of this confirmation;

(B)                               an advanced waiver of the employer for any right that he could have to have his payments refunded unless the employee’s right to severance pay is denied by judgment according to sections 16 or 17 of the Law, and in case the employee withdrew monies from the Pension Fund or Insurance Fund not for an Approved Event; for this matter, Approved Event or purpose means death, disablement or retirement at the age of 60 or over.

(3)                                 This confirmation does not derogate from the employee’s entitlement to severance pay according to the Law, Collective Agreement, Extension Order or personal employment agreement, for any salary above the Exempt Wages.